Exhibit 99.1

IsoRay Announces Manufacturing and Supply Agreement with GT Medical Technologies for GammaTile™ Radiation Therapy System

10 Year Exclusive Agreement to Supply Proprietary Cesium-131 Seeds Embedded in Collagen Tiles

RICHLAND, Wash., January 8, 2018 -- IsoRay, Inc. (NYSE: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced the signing of an exclusive Manufacturing and Supply Agreement with GT Medical Technologies, Inc., for proprietary Cesium-131 seeds embedded in collagen tiles. The term of the Supply Agreement is 10 years.

Under the Supply Agreement, IsoRay will exclusively manufacture and supply a brachytherapy product, known as GammaTile™, that incorporates its proprietary Cesium-131 seeds within customizable carriers, configured as squares or rectangles, for the treatment of brain tumors. The exclusive Supply Agreement follows the signing of a Collaborative Development Agreement in early 2017 with GT Medical Technologies (formally GammaTile LLC), in which the companies agreed to equally share costs as they collaborate on refining GammaTile’s manufacturing process, work together to achieve 510(k) regulatory clearance, and obtain reimbursement from the Centers for Medicare and Medicaid Services (CMS) for the GammaTile™ product.

“This supply agreement is an important step on the path to commercialization of the novel GammaTile™ product,” said Thomas LaVoy, Chairman and Chief Executive Officer of IsoRay, Inc. “As we’ve previously discussed, we project potential 510(k) clearance and reimbursement approval of GammaTile™ in 2018. GammaTile™ leverages Cesium-131’s unique ability to deliver a highly targeted dose of intense radiation treatment while limiting the radiation exposure to surrounding tissue. Upon FDA clearance, this will be an important new treatment option for patients with recurrent brain tumors, a large unmet clinical need.”

“GT Medical Technologies is excited to be working with IsoRay in our efforts to improve the lives of patients with brain tumors,” said Matthew E. Likens, President and CEO of GT Medical Technologies. “Over 100 patients with recurrent brain tumors have been treated in an IRB approved study at the Barrow Neurological Institute as our founding group of clinicians have developed this new therapeutic approach. Thus far, our results are encouraging and the goal is to expand access for patients to this promising therapy upon regulatory clearance and commercial launch.”

About GT Medical Technologies, Inc.

GT Medical Technologies, Inc, a privately held company based in Arizona, is focused on improving the lives of patients with brain tumors. GT has developed its proprietary approach, protected by 10 issued patents, to the treatment of brain tumors by combining a conformable collagen matrix with Cesium-131 seeds. In December of 2017, the company completed a multi-million-dollar round of outside investment capital, led by MedTech Venture Partners, and was awarded an Arizona Innovation Challenge grant in the amount of $250,000. To learn more about GT Medical Technologies, please visit www.gtmedtech.com.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations including: the advantages of our products and their delivery systems, whether interest in and use of the GammaTile™ product will increase or continue, our ongoing relationship with GT Medical Technologies, Inc., whether or when the GammaTile™ product will receive 510(k) regulatory approval and/or reimbursement approval for Medicare and Medicaid Services, the success of continued development of GammaTile™, patient results from use of the product, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of GammaTile™, our ability to successfully manufacture the GammaTile™ product, our ability to manufacture GammaTile™ in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, including those related to the GammaTile™ product, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors products in lieu of our products, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
IsoRay, Inc.
info@isoray.com
(509) 375-1202

Investors:
Stephanie Prince, Managing Director
PCG Advisory Group
sprince@pcgadvisory.com
(646) 762-4518